EXHIBIT 99.1

ROBERT H. YOUNG
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

December 10, 2009
Via email to
And via first class mail

George Slavin
Director of Client Business Management
Standard & Poor's - Corporate and Government Ratings
55 Water Street
New York, NY 10041

Re:           Withdrawal of 2009 Rating Request

Dear Mr. Slavin:

On or about December 7, 2009, Central Vermont Public Service Corporation ("CV") received an issuer credit rating from Moody's Investment Service of investment grade (Baa3 - stable outlook).  In contrast, Standard & Poor's in the past has assigned to CV an issuer credit rating below investment grade.

While we do not know whether Standard & Poor's will be changing our rating for this year, we do know that a split rating would adversely affect our liquidity and access to capital.  Accordingly, we wish to withdraw or cancel our 2009 rating request effective immediately.

We understand and accept that this will result in a termination of our Long-Term Corporate Credit Rating (issuer rating) by Standard & Poor's.  We also recognize that, if a rating is not assigned for any reason after Standard & Poor's begins its analytical review, Standard & Poor's will charge a fee based on the stage at which the analytical work is terminated.  According to our records, we have already paid the annual fee for calendar year 2009.  Unless we hear otherwise from you, we will presume that our payment of this fee will cover all of Standard & Poor's fees and reasonable expenses to date.

If you have any questions, please feel free to contact me.

Sincerely,
Robert H. Young

cc:           Barbara_eiseman